As filed with the Securities and Exchange Commission on April 4, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Reven Housing REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	84-1306078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7911 Herschel Avenue, Suite 201 La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

_______________________

Amended and Restated 2012 Incentive Compensation Plan

(Full title of the plan)
_______________________

Chris Y. Chen

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

(Name and address of agent for service)

(949) 732-6500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filter, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	33,000,000 shares	$0.55(2)	$18,150,000(2)	$2,337.72

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act using the last sales prices of the Registrant’s Common Stock on April 4, 2014 as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Effective December 9, 2013, Reven Housing REIT, Inc. (the “Company”) adopted its Amended and Restated 2012 Incentive Compensation Plan (“Plan”). The maximum number of shares of common stock of the Company that are available for issuance under the Plan is 33,000,000 shares. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (“Commission” or the “SEC”) for the purposes of registering the 33,000,000 shares of the Company’s common stock issuable under the Plan.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Written requests should be made to Reven Housing REIT, Inc., at P.O. Box 1459, La Jolla, California 92038-1459, attention: Chief Executive Officer.

Part II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed on March 25, 2014;

(b)	The description of our common stock in our Form 8-A12G, which was filed on October 27, 2010, and any amendments or reports filed for the purpose of updating this description; and

(c)	All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of the Company’s common stock offered by this Registration Statement has been passed upon by Greenberg Traurig, LLP, Irvine, California.

Item 6. Indemnification of Directors and Officers

Maryland General Corporation Law

Under the Maryland General Corporation Law (the “MGCL”), a corporation may include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

The MGCL requires corporations (unless the charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a corporation may not indemnify a director or officer in a suit by or in the right of the Company in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company; and

•	a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Articles of Incorporation

The Company’s Articles of Incorporation (the “Charter”) contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Charter authorizes the Company to obligate itself to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of the Company who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

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Bylaws

The Company’s Bylaws obligate the Company to the maximum extent permitted by Maryland law in effect from time to time to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of the Company who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Company’s Bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Agreement

The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Securities and Exchange Commission Position on Certain Indemnification

The Company’s Articles of Incorporation obligate the Company to indemnify its directors and officers to the fullest extent permitted under Maryland law. The Maryland General Corporation Law (the “MGCL”) requires corporations (unless the charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities. The person being indemnified must have not acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services, or must have not had reasonable cause to believe that the act or omission was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the provisions contained in the Company’s articles of incorporation, bylaws, Colorado law or otherwise, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of its directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Item 7. Exemption from Registration Claimed

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description of Exhibits

Exhibit No.	Description	Method of Filing

5.1	Opinion and Consent of Greenberg Traurig, LLP	Filed electronically herewith

23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation	Filed electronically herewith

23.4	Consent of Greenberg Traurig, LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this registration statement

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, California, on April 4, 2014.

REVEN HOUSING REIT, INC.

By:	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Chad M. Carpenter as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 4, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/ Chad M. Carpenter	President, Chief Executive Officer and Chairman of the
Chad M. Carpenter	Board (Principal Executive Officer)

/s/ Thad L. Meyer	Chief Financial Officer and Secretary (Principal Financial
Thad L. Meyer	and Accounting Officer)

/s/ Jon Haahr
Jon Haahr	Director

/s/ Xiaofan Bai
Xiaofan Bai	Director
/s/ Xiaohang Bai
Xiaohang Bai	Director

/s/ Siyu Lan
Siyu Lan	Director

/s/ Guojuan Cheng
Guojuan Cheng	Director

INDEX TO EXHIBITS

No.	Item	Method of Filing

5.1	Opinion and Consent of Greenberg Traurig, LLP	Filed electronically herewith
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation	Filed electronically herewith
23.4	Consent of Greenberg Traurig, LLP	Included in Exhibit 5.1
24.1	Power of Attorney	Included on the signature page to this registration statement